Monarch Casino & Resort, Inc. Reports Third Quarter Net Revenue of $48.6 Million and Adjusted EBITDA of $12.0 Million

Board of Directors Approves Share Repurchase Program for Up to Three Million Shares

RENO, NV -- (Marketwired - October 22, 2014) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the third quarter and nine months ended September 30, 2014, as summarized below:

Amounts in thousands except per share data:

                        Three Months Ended           Nine Months Ended
                           September 30,               September 30,
                     ------------------------   --------------------------
                       2014    2013  Decrease     2014     2013   Decrease
                     ------- ------- --------   -------- -------- --------
Net revenue (1)      $48,597 $48,989     (0.8%) $141,908 $144,245     (1.6%)

Adjusted EBITDA
 (1)(2)               11,987  12,783     (6.2%)   33,939   39,682    (14.5%)

Net income (1)       $ 4,074 $ 5,520    (26.2%) $ 10,374 $ 15,902    (34.8%)
                     ======= ======= ========   ======== ======== ========

Basic EPS            $  0.24 $  0.34    (29.4%) $   0.62 $   0.98    (36.7%)
Diluted EPS          $  0.24 $  0.32    (25.0%) $   0.61 $   0.95    (35.8%)

(1) Commencing with the 2014 first quarter, the Company is reporting consolidated results rather than results for each of its two facilities.
(2) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: "Despite ongoing construction disruption at Monarch Black Hawk, total net revenue for the quarter was largely in line with the prior year's third quarter. Adjusted EBITDA of $12.0 million was 6.2% lower than in the prior year quarter, an improvement from the year-over-year performance reported in our first and second quarters. The decrease in Adjusted EBITDA for the third quarter was due primarily to higher casino operating expense.

"The first phase of our three phase project to redesign and upgrade the existing Monarch Black Hawk facility was completed and opened in August and has been well received by our guests. Work on the second phase is currently underway and we remain on pace to complete all three phases of the work in the third quarter of 2015.

"We continue to move forward with our city-approved master plan to expand and transform Monarch Black Hawk into a full-scale casino resort. While modifications to portions of the master plan aimed at both enhancing the project and reducing construction costs have delayed the finalization of our plans, timeline and budget, we believe these modifications will allow us to generate a more attractive return on our investment. We expect to complete construction plans late in the fourth quarter of 2014 and then commence the bidding process. This will position us to announce the project's timeline and budget in the first quarter of 2015.

"Finally, we are closely monitoring the upcoming November 4th referendum vote that if passed would expand gaming into Denver, Black Hawk's primary feeder market. We continue to work with our industry partners in Black Hawk to ensure voters are fully informed on this issue as they head to the polls."

Summary of 2014 Third Quarter Operating Results
Consolidated net revenue of $48.6 million declined 0.8% year over year, as lower casino revenue at Monarch Black Hawk, and to a lesser extent Atlantis, drove a 1.4% decline in total casino revenue. Monarch Black Hawk casino revenue continues to be impacted by disruption from the ongoing redesign and upgrade of the property, which has caused a temporary 13% reduction in the number of slot machines on the gaming floor in order to accommodate the work.

The Company's food and beverage revenue increased 6.1% while hotel revenue decreased 4.0% in the third quarter of 2014. The decline in hotel revenue is primarily attributable to lower convention and meeting business in the city of Reno.

The Company generated consolidated Adjusted EBITDA of $12.0 million in the third quarter of 2014, a decline of $0.8 million, or 6.2%, from the same period a year ago.

Casino operating expense as a percentage of casino revenue increased to 42.0% for the third quarter of 2014 compared to 40.0% in the third quarter of 2013 due primarily to lower casino revenue and higher complimentaries expense. Food and beverage operating expense as a percentage of food and beverage revenue decreased to 38.8% from 40.4% in the 2013 third quarter. Hotel operating expense as a percentage of hotel revenue decreased to 25.1% for the third quarter of 2014 compared to 27.3% for the prior year due primarily to lower repairs and maintenance expense.

Selling, general and administrative ("SG&A") expenses for the 2014 third quarter decreased slightly to $13.4 million from $13.5 million in the 2013 third quarter.

In the third quarter of 2014, the Company incurred $0.8 million of expense related to the campaign against the proposed 2014 ballot initiative in Colorado which would expand gaming to certain horse racing facilities in the state. The $0.8 million of expense is in addition to the $1.0 million incurred during the second quarter of 2014. Were the ballot initiative to succeed, the Company would reconsider its expansion plans at Monarch Black Hawk.

Depreciation expense in the third quarter of 2014 increased by $0.6 million from the prior year primarily due to accelerated depreciation on the existing garage structure at Monarch Black Hawk recognized in anticipation of its possible early removal from service as part of the master plan expansion project.

Credit Facility
During the 2014 third quarter, the Company made net principal payments of $5.5 million which reduced the amount outstanding on its credit facility to $43.4 million at September 30, 2014. Capital expenditures of $3.5 million in the third quarter of 2014 were funded from operating cash flows and primarily represent costs related to the Monarch Black Hawk master development plan, including the ongoing redesign and upgrade of the existing facility.

Interest expense for the 2014 third quarter decreased to $0.3 million from $0.4 million in the third quarter of 2013 due to a lower interest rate driven by our lower leverage and lower outstanding borrowings.

Stock Repurchase Program
The Company announced that Monarch's Board of Directors has authorized the repurchase of up to 3,000,000 shares of the Company's common stock. This authorization provides the Company with the opportunity to repurchase stock as part of its overall long-term capital allocation strategy.

Shares may be repurchased from time to time in the open market at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company's stock, general market and economic conditions and applicable legal requirements. This authorization does not obligate the Company to acquire any specific amount of common stock and the program may be suspended or delayed at the Company's discretion at any time.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Atlantis and/or Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of redesigned and/or expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk redesign and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the outcome of the proposed 2014 ballot initiative in Colorado which would expand gaming into certain horse racing facilities in the state; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired the Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 32,000 square feet of casino space, approximately 710 slot machines, 9 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. The slot machine count has been temporarily reduced to approximately 620 to accommodate redesign and upgrade work on the facility. Monarch owns a 1.5 acre land parcel contiguous to the Monarch Casino Black Hawk which is zoned for gaming and is included in the city approved master planned expansion. Once completed, the master plan will nearly double the casino space and will add a 22 story hotel tower with 507 guest rooms and suites, an upscale spa and pool facility, four restaurants, additional bars, a new parking structure and associated support facilities. The planned ten story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,550 parking spaces.

- financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                  Three months ended     Nine months ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------

Revenues
  Casino                         $  37,512  $  38,038  $ 109,810  $ 114,825
  Food and beverage                 13,573     12,791     39,043     37,176
  Hotel                              6,339      6,603     17,014     18,283
  Other                              2,553      2,446      7,487      7,091
                                 ---------  ---------  ---------  ---------
    Gross revenues                  59,977     59,878    173,354    177,375
  Less promotional allowances      (11,380)   (10,889)   (31,446)   (33,130)
                                 ---------  ---------  ---------  ---------
    Net revenues                    48,597     48,989    141,908    144,245
                                 ---------  ---------  ---------  ---------

Operating expenses
  Casino                            15,743     15,201     45,882     44,630
  Food and beverage                  5,267      5,163     15,781     15,002
  Hotel                              1,589      1,802      4,673      4,935
  Other                                867        817      2,654      2,382
  Selling, general and
   administrative                   13,444     13,518     39,855     38,432
  Depreciation and amortization      4,180      3,549     13,504     12,572
  Loss on disposition of assets          -          -        249          -
  Colorado ballot initiative
   costs                               841          -      1,845          -
                                 ---------  ---------  ---------  ---------
    Total operating expenses        41,931     40,050    124,443    117,953
                                 ---------  ---------  ---------  ---------

    Income from operations           6,666      8,939     17,465     26,292
                                 ---------  ---------  ---------  ---------

Other expenses
  Interest expense                    (255)      (411)      (816)    (1,493)
                                 ---------  ---------  ---------  ---------
    Total other expenses              (255)      (411)      (816)    (1,493)
                                 ---------  ---------  ---------  ---------

    Income before income taxes       6,411      8,528     16,649     24,799
Provision for income taxes          (2,337)    (3,008)    (6,275)    (8,897)
                                 ---------  ---------  ---------  ---------
  Net income                     $   4,074  $   5,520  $  10,374  $  15,902
                                 =========  =========  =========  =========

Earnings per share of common
 stock
  Net income
    Basic                        $    0.24  $    0.34  $    0.62  $    0.98
    Diluted                      $    0.24  $    0.32  $    0.61  $    0.95

Weighted average number of
 common shares and potential
 common shares outstanding
    Basic                           16,800     16,389     16,709     16,244
    Diluted                         17,016     17,180     17,113     16,799

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except shares)

                                               September 30,   December 31,
                                                    2014           2013
                                               -------------  -------------
                                                (unaudited)
ASSETS
  Current assets
  Cash and cash equivalents                    $      17,510  $      19,330
  Receivables, net                                     3,518          2,628
  Income taxes receivable                                200            608
  Inventories                                          2,616          2,675
  Prepaid expenses                                     3,496          2,830
  Deferred income taxes                                5,909          5,909
                                               -------------  -------------
    Total current assets                              33,249         33,980
                                               -------------  -------------
Property and equipment
  Land                                                28,680         28,680
  Land improvements                                    6,701          6,562
  Buildings                                          150,828        150,828
  Buildings improvements                              20,013         15,897
  Furniture and equipment                            136,610        134,425
  Construction in progress                             9,582          4,891
  Leasehold improvements                               1,347          1,347
                                               -------------  -------------
                                                     353,761        342,630
  Less accumulated depreciation and
   amortization                                     (178,069)      (166,993)
                                               -------------  -------------
    Net property and equipment                       175,692        175,637
                                               -------------  -------------
Other assets
  Goodwill                                            25,111         25,111
  Intangible assets, net                               7,657          8,531
  Deferred income taxes                                  350            350
  Other assets, net                                      685            914
                                               -------------  -------------
    Total other assets                                33,803         34,906
                                               -------------  -------------
      Total assets                             $     242,744  $     244,523
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $       7,871  $       8,666
  Construction accounts payable                          766              -
  Accrued expenses                                    18,005         18,177
                                               -------------  -------------
    Total current liabilities                         26,642         26,843
                                               -------------  -------------
Long-term debt                                        43,400         53,800
                                               -------------  -------------
      Total liabilities                               70,042         80,643
                                               -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,803,129 outstanding at September 30,
   2014; 16,482,768 outstanding at December 31,
   2013                                                  191            191
  Additional paid-in capital                          22,706         30,926
  Treasury stock, 2,293,171 shares at September
   30, 2014; 2,613,532 shares at                     (33,129)       (39,797)
  December 31, 2013
  Retained earnings                                  182,934        172,560
                                               -------------  -------------
    Total stockholders' equity                       172,702        163,880
                                               -------------  -------------
    Total liabilities and stockholders' equity $     242,744  $     244,523
                                               =============  =============

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
               RECONCILIATIN OF ADJUSTED EBITDA TO NET INCOME
                         (in thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-
GAAP financial measure, to net income, a GAAP financial measure:

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
    Adjusted EBITDA (1)          $  11,987  $  12,783  $  33,939  $  39,682
Expenses:
  Stock based compensation            (300)      (295)      (876)      (818)
  Depreciation and amortization     (4,180)    (3,549)   (13,504)   (12,572)
  Colorado ballot initiative
   costs                              (841)         -     (1,845)         -
  Interest expense                    (255)      (411)      (816)    (1,493)
  Loss on disposition of assets          -          -       (249)         -
  Provision for income taxes        (2,337)    (3,008)    (6,275)    (8,897)
                                 ---------  ---------  ---------  ---------
      Net Income                 $   4,074  $   5,520  $  10,374  $  15,902
                                 =========  =========  =========  =========

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
    This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
Chief Financial Officer
775/825-4700
rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com